EXHIBIT (e)(2)

JOHN HANCOCK STRATEGIC SERIES

200 Berkeley Street

Boston, MA 02216

John Hancock Investment Management Distributors, LLC

200 Berkeley Steet

Boston, MA 02216

Ladies and Gentlemen:

Pursuant to Section 14 of the Distribution Agreement dated as of June 30, 2020, as amended (the “Distribution Agreement”), between John Hancock Strategic Series (the “Trust”) and John Hancock Investment Management Distributors LLC please be advised that the Trust has established a new series of its shares, namely, John Hancock Managed Account Shares Bond Completion Portfolio (the “Fund”), and please be further advised that the Trust desires to retain John Hancock Investment Management Distributors, LLC to serve as distributor and principal underwriter under the Distribution Agreement for the Fund.

Please indicate your acceptance of this responsibility by signing this letter as indicated below.

JOHN HANCOCK INVESTMENT MANAGEMENT DISTRIBUTORS, LLC		JOHN HANCOCK STRATEGIC SERIES

By:	/s/Jeffrey H. Long	/s/Kristie M. Feinberg
	Jeffrey H. Long	Kristie M. Feinberg
	Chief Financial Officer	President

Dated: as of December 14th, 2023